Exhibit 21.1

LIST OF SUBSIDIARIES

ARQ Acquisition Corporation, a California corporation*

*	On March 9, 2006, we issued 1,000 shares of common stock for $1 to form ARQ Acquisition Corporation, a California corporation, in connection with our anticipated acquisition of Arques Technology, Inc. There were no activities in this entity during fiscal 2006 and its status remained inactive as of March 31, 2006.